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               ENDORSEMENTS

               (Only we can endorse this contract.)

               ALTERATION OF TEXT

               This endorsement modifies certain provisions of the policy to which it is attached, as follows:

               The first paragraph under List Of Investment Options is replaced with the following:

               THE PRUCO LIFE VARIABLE UNIVERSAL ACCOUNT.

               Each investment option of this account invests in a specific portfolio of The Prudential Series Fund, Inc., and such other funds as we may specify from time to time. We show the available investment options of the account below. Unless we say otherwise, the investment options invest in funds or fund portfolios with the same names. This account is registered with the SEC under the Investment Company Act of 1940.

               Pruco Life Insurance Company,


               BY   SPECIMEN
                                   SECRETARY









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